EXHIBIT 4.4

                     THIRD AMENDMENT TO THE RIGHTS AGREEMENT

     THIS THIRD AMENDMENT TO THE RIGHTS AGREEMENT, made and entered into as of this 1st day of February, 2000 (this "Third Amendment"), by and between WINSTAR COMMUNICATIONS, INC. (the "Company") and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Rights Agent (the "Rights Agent"), is being executed under the following circumstances:

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of July 2, 1997, an Amendment to the Rights Agreement, dated as of June 3, 1999, and the Second Amendment to the Rights Agreement, dated as of July 15, 1999 (as so amended, the "Rights Agreement");

     WHEREAS, effective July 2, 1997 (the "Rights Dividend Declaration Date") the Board of Directors of the Company authorized and declared a distribution of one Right (each, a "Right") for each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business (as defined in the Rights Agreement) on July 14, 1997 (the "Record Date"), and authorized the issuance of one right (as such number may be adjusted pursuant to the Rights Agreement) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in Section 22 of the Rights Agreement, the Distribution Date, each Right initially representing the right to purchase upon the terms and subject to the conditions set forth in the Rights Agreement one Unit (as defined in the Rights Agreement) of Series B Preferred Stock (as defined in the Rights Agreement); and

     WHEREAS, the Board of Directors of the Company, by resolutions duly adopted on January 12, 2000, authorized this Third Amendment to the Rights Agreement and in accordance with Section 26 of the Rights Agreement.

     NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows, pursuant to Section 26 of the Rights Agreement:

     Section 1. Amendments to the Rights Agreement. (a) The definition of Acquiring Person contained in Section 1(a) of the Rights Agreement shall be amended to read in its entirety as follows:

     "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Voting Stock then outstanding, but shall not include (x) the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity or
     (y) any such Person who has become and is such a Beneficial Owner solely





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     because (A) of a change in the aggregate number of shares of the Voting
     Stock since the last date on which such Person acquired Beneficial Ownership of any shares of the Voting Stock or (B) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (1) cause such Beneficial Ownership to exceed 10% of the Voting Stock then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (2) otherwise cause a Distribution Date or the adjustment provided for in
     Section 11(a)(ii) to occur. Notwithstanding clause (B) of the prior sentence, if any Person that is not an Acquiring Person due to such clause
     (B) does not reduce its percentage of Beneficial Ownership of the Voting Stock then outstanding to less than 10% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such person's Beneficial Ownership of the Voting Stock then outstanding so equals or exceeds 10%, such Person shall at the end of such five Business Day period, become an Acquiring Person (and such clause
     (B) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company."

     (b) A new section (u)(u) shall be added to the end of Section 1 of the Rights Agreement as follows:

     "(u)(u) "Voting Stock" shall mean any class of capital stock of the Company which votes generally in the election of directors and on matters prescribed for a vote of shareholders (in the case of stock other than Common Stock together with the Common Stock), with each share of such stock which has a number of votes other than the one vote per share being deemed to be that number of shares of Voting Stock equal to the number of votes which such share is entitled to cast."

     (c) The proviso set forth at the end of Section 1(e) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

     "provided, however, that under this paragraph (e) a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own", or to have "Beneficial Ownership" of, (A) securities tendered pursuant to a tender or exchange offer made in accordance with Exchange Act Regulations by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (B) securities that may be issued upon exercise of Rights at any time prior to the occurrence of a Triggering Event, (C) securities that may be issued upon exercise of Rights from and after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(c) or Section 22 or pursuant to Section 11(i) in connection with an adjustment made with respect to any such Rights or (D) any shares of a class of Voting Stock issued or deemed issued by the Company in payment of dividends on, or as a result of the failure of the Company to pay cash dividends on, outstanding




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     shares of the Company's Series G Senior Cumulative Participating
     Convertible Preferred Stock (the "Series G Preferred Stock") pursuant to the terms of the instrument providing for the creation of the Series G Preferred Stock."

     (d) The first sentence of Section 3(a) of the Rights Agreement shall be deleted and replaced by the following:

     "Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date and (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof, such Person would be the Beneficial Owner of 10% of the Voting Stock then outstanding (the earlier of (i) and (ii) above being the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for shares of Company Common Stock registered in the names of the holders of shares of Company Common Stock as of and subsequent to the Record Date (which certificates for shares of Company Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Company Common Stock (including a transfer to the Company)."

     (e) The first sentence of Section 28(a) of the Rights Agreement shall be deleted and replaced by the following:

     "Except as otherwise provided in Section 1(e), for the purposes of this Agreement, any calculation of the number of shares of Company Common Stock or the Voting Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Company Common Stock or Voting Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the Exchange Act Regulations as in effect on the date hereof."

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     (f) The second sentence of Section 34(a) of the Rights Agreement shall be deleted and replaced by the following:

     "Subject to such adjustment, each Right may be exchanged for that number of Units of Preferred Stock obtained by dividing the Adjustment Spread (as defined below) by the then current market price (determined pursuant to
     Section 11(d)) per Unit of Preferred Stock on the earlier of (i) the date on which any Person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would be the Beneficial Owner of 10% or more of the shares of Voting Stock then outstanding (such exchange ratio being the "Section 34(a) Exchange Ratio")."

     Section 2. Full Force and Effect. The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement as amended above, shall remain in full force and effect.

     Section 3. Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     Section 4. Counterparts. This Third Amendment may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Third Amendment.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly execute on their behalf as of the date first above written.

                                         WINSTAR COMMUNICATIONS, INC.


                                                /s/ Kenneth J. Zinghini
                                         By: ______________________________
                                             Name:  Kenneth J. Zinghini
                                             Title:  Senior Vice President

                                        CONTINENTAL STOCK TRANSFER
                                        & TRUST COMPANY

                                                /s/ Steven Nelson
                                        By: ______________________________
                                            Name:  Steven Nelson
                                            Title: Chairman





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